EXHIBIT 4.1

Frank A. Ciccotto, Jr.
55 Water Street, 45th Floor
Managing Director
E-Business Services

New York, NY  10041
Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                 STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                  July 12, 2007


Van Kampen Funds Inc.
522 Fifth  Avenue
New York, New York  10036

The Bank of New York
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


                Re: Van Kampen Unit Trusts, Municipal Series 650

            Pennsylvania Insured Municipals Income Trust, Series 314


Gentlemen:

   We have examined Registration Statement File No. 333-142030 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                                Frank A Ciccotto
                                                                  Vice President